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EXHIBIT 11

                                             CHARTER ONE FINANCIAL, INC.
                                          COMPUTATION OF PER SHARE EARNINGS

                                                              THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                          SEPTEMBER 30,
                                                       --------------------------------       -------------------------------
                                                            1999                1998             1999                1998
                                                        ------------       ------------       ------------       ------------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

BASIC EARNINGS PER SHARE(1):
  Weighted average number of common
    shares outstanding .............................     172,746,331        173,535,805        173,788,665        173,888,635
                                                        ============       ============       ============       ============

  Net income .......................................    $     94,017       $     80,230       $    274,653       $    233,642
                                                        ============       ============       ============       ============
  Basic earnings per share .........................             .54                .46               1.58               1.34
                                                        ============       ============       ============       ============

DILUTED EARNINGS PER SHARE(1):
  Weighted average number of common
    shares outstanding .............................     172,746,331        173,535,805        173,788,665        173,888,635
  Add common stock equivalents for shares
    issuable under Stock Option Plan ...............       3,572,701          4,625,498          4,073,216          5,843,598
                                                        ------------       ------------       ------------       ------------
  Weighted average number of common and
    common equivalent shares outstanding ...........     176,319,032        178,161,303        177,861,881        179,732,233
                                                        ============       ============       ============       ============

  Net income .......................................    $     94,017       $     80,230       $    274,653       $    233,642
                                                        ============       ============       ============       ============
  Diluted earnings per share .......................             .53                .45               1.54               1.30
                                                        ============       ============       ============       ============

(1) Restated to reflect the 5% stock dividend issued September 30, 1999.
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